EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 21st day of December, 1999, by and between PSC Inc., a New York corporation ("Company"), and George A. Plesko (the "Executive").


                                   WITNESSETH:


     WHEREAS, Executive is being employed by Company as a Senior Vice President;

     WHEREAS, Company anticipates that Executive's contribution as a key employee of Company will be substantial and desires to assure itself of Executive's employment with Company for the period stated in this Agreement;

     WHEREAS, because Executive will acquire intimate knowledge of the business of Company and will develop relationships with customers, suppliers, distributors, vendors and others in connection with the business of Company, Company recognizes the detrimental effect on Company and the decreased value of Company which would result if Executive were to enter into competition with Company during the term of this Agreement and for a reasonable period after termination of Executive's employment with Company;

     WHEREAS, because Executive will be exposed to confidential and proprietary information of Company and, Company recognizes the detrimental effect on Company and the decreased value of Company that will result if Executive were to disclose or use in an unauthorized fashion any such information; and

     WHEREAS, Executive is desirous of committing himself to serve Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

     1. Employment and Duties.Company agrees to employ Executive, and Executive hereby agrees to serve Company, as a Senior Vice President of Company. As such, he shall be responsible for such operations of Company as shall be specified by Company, shall perform his duties in a conscientious, reasonable and competent manner and shall devote his best efforts and entire business time and attention to the performance of his duties to Company. At all times Executive shall be subject to the direction of and shall report to Company's President and Chief Executive Officer or his designee.

     2. Term. The term ("Term") of Executive's employment hereunder shall commence on the date hereof, and shall continue uninterrupted for the period ending three (3) years following the date hereof except to the extent that the Term shall be earlier terminated under Section 8. Subject to agreement by and

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among  Executive  and Company,  the Term may be extended for a period of two (2)
years. If either party desires to extend the Term, that party will notify the other not less than sixty (60) days prior to the end of the initial three-year Term. Following the initial three-year Term and the two (2) year extension (if any) and for so long as he is employed by Company thereafter, Executive shall be an at-will employee of Company. The provisions of Sections 4, 5, 6, 7, 9 and 10 shall survive the expiration of the Term.

     3. Compensation. Executive shall receive the following compensation for all services rendered to Company in any capacity:

          a. Executive shall receive base salary at a minimum annual rate of Two Hundred Thousand Dollars ($200,000) with all such annual base salary payable in accordance with Company's then applicable payroll practices and subject to such deductions and withholdings as may be required by law or agreed to by Executive.

          b. In the event that 100% of the respective Annual Target is attained in any calendar year described on Exhibit A, then, in addition to his base salary, Executive shall be eligible to participate in the PSC Management Incentive Plan and qualify for a target bonus of up to 35% of base salary in the event that Company and Executive achieve their pre-established performance goals in such Management Incentive Plan for such calendar year.

          c. Executive shall qualify for a performance-based bonus in the amount of $500,000 in the event that Company receives from Telxon within twelve
     (12) months following the date of this Agreement a purchase order having standard prices, terms and conditions and otherwise being acceptable to Company for a minimum of 1,000 GAP Scan Engines or Ultra Pens. This performance-based bonus will be payable upon payment in full by Telxon for the products purchased under such purchase order and shall be paid to Executive even if at the time Company receives such an order or orders from Telxon, and/or at the time Company receives such payment from Telxon, Executive is no longer employed by Company (except if Executive has terminated his employment without Good Reason or Company has terminated Executive's employment for Good Cause.).

          d. Executive shall receive additional performance-based compensation equal to the sum of (i) the applicable Earned Commission Rate applied to Net Sales of GAP/GEO Products in the event that Net Sales of GAP/GEO Products in each such calendar year exceed specific Achieved Percentages of Annual Target levels all as described on Exhibit A attached to this Agreement; plus (ii) 50% of net royalties received by Company during each such calendar year (including the fair market value of all rights obtained through cross-licensing) from third parties for rights to GEO patents issued as of December 17, 1999. For purposes of the foregoing, the Net Sales of GAP/GEO Products for a year shall consist of the aggregate Net Selling Price for all sales to Company and third parties of GAP/GEO Products. By way of illustration: (x) If Company sells a GAP engine to a third party for $80, the applicable Earned Commission Rate shall be calculated on the Net Selling Price (e.g., $80 x 4.5% = $3.60 to be paid to Executive); (y) If Company uses a GAP engine in a Company product (e.g., a PSC gun) the applicable Earned Commission Rate shall be calculated on the engine Net Selling Price payable by OEM third parties (Executive will not earn a commission on the selling price of the total PSC product, only on

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     the value of the engine);  and (z) for all GAP commercial  products  (e.g., the UltraPen) Executive will earn the applicable Earned Commission Rate on the Net Selling Price (e.g., if an UltraPen is sold to a customer for $150, a 4.5% Earned Commission Rate payable to Executive will be $6.75). Net
     Selling   Price   shall  be  defined  as  the  selling   price,   less  (v)
     transportation and packaging costs, (w) insurance, (x) duties, taxes and other governmental charges, (y) commercial, trade and cash discounts, returns and adjustments or allowances actually granted by Company and (z) any royalties paid to third parties with respect to GAP/GEO Products. Executive's entitlement to the performance based compensation pursuant to this Section 3.d. shall continue following termination until the fifth
     (5th) anniversary date of this Agreement, unless (A) the Term of the Agreement is not extended by Executive for an additional two years as described in Section 2 hereof (if, however, Executive wishes to extend the Agreement for an additional two (2) years and Company does not elect to extend the Agreement, performance-based compensation pursuant to this
     Section 3.d. shall continue following termination until the fifth (5th) anniversary date of this Agreement), (B) Executive's employment hereunder is terminated by Company for Good Cause or (C) Executive's employment hereunder is terminated by Executive without Good Reason. Otherwise, Executive's entitlement to the performance-based compensation hereunder shall terminate upon termination of Executive's employment hereunder. For purposes of this Agreement, "GAP/GEO Products" shall be defined as those Products listed on Exhibit B which is attached to this Agreement.

          e. Executive shall be eligible to participate in the benefit plans, including stock options, group life insurance, group medical coverage, 401(k) and other benefits generally available to senior management officers of Company, all determined in accordance with the terms and eligibility requirements of those plans and as in effect from time to time in the discretion of Company's Board of Directors.

          f. Pursuant to Company's 1994 Stock Option Plan, on or about January 1, 2000, Company will award Executive 20,000 stock options, upon the terms and conditions and subject to the restrictions set forth in the PSC 1994 Stock Option Plan.

          g. Executive shall receive a monthly auto allowance equal to $500 net.

          h. Effective January 1, 2000, Executive's vacation period shall be six weeks per calendar year. In addition, Executive shall be entitled to such Company holidays as are generally available to senior management officers of Company.

          i. After consultation with Executive, Company shall provide Executive appropriate equipment for him to work while at home. If this Agreement is terminated for any reason, Executive shall have the option to purchase such equipment at its fair market value at the time of Termination (as hereinafter defined).

          j. In the event that Company is not allowed to deduct for federal income tax purposes, an amount of compensation otherwise payable to Executive in any fiscal year (other than payments pursuant to the Noncompetition and Confidentiality Agreement of even date), that amount of compensation otherwise payable to Executive that exceeds or causes the

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


     amount payable to Executive to exceed any applicable deduction limitations (the "Deferred Amount") shall be deferred and paid to Executive as such amounts entitle Company to full deductibility for federal income tax purposes; notwithstanding the foregoing, any and all Deferred Amounts shall be paid to Executive no later than seven (7) years from the date of this Agreement. Executive and Company agree to explore tax alternatives which may allow for the full payment to Executive and full tax deductibility by Company, of all compensation in the year earned.

     4. Confidential Information.

          a. Executive currently has and will continue to have intimate knowledge of the business and confidential affairs of Company (including GAP Technologies, Inc. and GEO Labs, Inc. prior to acquisition by Company of the business and assets of those companies) and its subsidiaries, including information and matters not readily available to the public relating to Company and its present and future subsidiaries which are: (i) of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, prototypes, inventions, computer programs and similar items; (ii) of a business nature, such as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records; or (iii) pertaining to future developments, such as, but not limited to, research and development, future marketing or merchandising plans or ideas (hereinafter collectively referred to as "Confidential Information"). Confidential Information shall also include information of the customers and vendors of Company and its subsidiaries which was learned by Executive as a consequence of his employment with Company or with GAP Technologies, Inc. or GEO Labs, Inc. Executive agrees to keep secret all Confidential Information and not to disclose it to anyone outside of Company, not to authorize the disclosure of Confidential Information to anyone outside of Company, or otherwise use his knowledge of Confidential Information for his own personal benefit, or the benefit of anyone other than Company or its subsidiaries, either during the Term or at any time thereafter, except with Company's prior written consent.

          b. Executive acknowledges and agrees that the Confidential Information is a valuable asset of Company, and its protection as confidential is vital to the success of the business of Company. All memoranda, notes, records, plans, drawings, reports, papers and other documents (and all copies thereof) relating to or containing Confidential Information, some of which may be prepared by Executive, and all objects associated therewith (such as models and samples) in any way obtained by Executive are and at all times shall remain Company's sole and exclusive property even if prepared or created, in whole or in part, by Executive, and whether or not directly disclosed or entrusted to Executive by Company or any other person. This shall include, but is not limited to, documents and objects concerning any process, apparatus, fixture, mold, die or product manufactured, used, developed, investigated or considered by Company or any subsidiary and any reports, sketches, formulae, computer programs, computer disks, prototypes, price lists, customer lists or information, samples and all other materials containing Confidential Information. Executive shall exercise the highest degree of care in safeguarding Confidential Information against disclosure of any kind or nature, whether intentional or unintentional and generally

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     take all steps necessary to ensure the maintenance of its  confidentiality.
     Executive shall comply with all policies and procedures as Company may from time to time establish to protect and preserve Confidential Information. Executive shall not, except for Company's use or sole benefit, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of Company or any subsidiary, nor use any information concerning them except for the benefit of Company or any subsidiary, either during his employment or thereafter. Executive agrees to deliver all originals and copies of the aforementioned documents and objects, if any, that may be in his possession or under his control to Company on termination  of his  employment  with  Company  or at  any  other  time  on
     Company's   request.   Nothing  in  this  Agreement   modifies  or  reduces
     Executive's obligation to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

          c. Prior to the date of this Agreement, Executive received confidential information from the counter-parties to the Bi-Directional Nondisclosure Agreements and Mutual Confidentiality Agreements described on attached Exhibit C. Executive agrees and covenants that except as necessary to fulfill obligations to Counter-Parties he shall not utilize in the fulfillment of his duties pursuant to this Agreement any confidential information received by him from any of the counter-parties pursuant to such Agreements or disclose any such information to anyone including employees, agents and representatives of Company.

     5. Inventions.

          a. Executive shall promptly disclose to Company, in writing, all ideas, discoveries, designs, improvements, innovations and inventions (collectively referred to herein as "Inventions"),whether patentable or not, either relating to the existing or planned business, products, processes, or procedures of Company, or any parent or subsidiary of Company, or suggested by or resulting from Executive's work at Company, or resulting wholly or in part from the use of Company's time, material, facilities or ideas, which Executive has made or conceived or may make or conceive, whether during or outside of working hours, whether or not using resources of Company or its subsidiaries, whether alone or with others, at any time during Executive's employment or within one year after termination thereof. Executive agrees that all such Inventions shall be the exclusive property of Company.

          b. Executive hereby assigns to Company all his rights and interests in and to all such Inventions and all patents and copyrights which may be obtained on them, in this and all foreign countries. At Company's expense, but without charge to it, Executive will execute, acknowledge and deliver to Company any specific assignments to any such Inventions or other relevant documents and take any such further action as may be considered necessary by Company at any time during or subsequent to the period of Executive's employment to obtain or defend letters patent in any and all countries or to obtain documents relating to registration, ownership or transfer of copyrights, or to vest title in such Inventions in Company or its successors or assigns or to obtain for Company any other legal protection for such Inventions, and Executive will continue to cooperate in this manner even after Executive's employment by Company terminates.

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          c. Executive  represents  that he has listed and briefly  described on
     Exhibit D attached hereto all inventions, if any, patented or unpatented, which he conceived or made prior to his employment by Company, and which were not previously, validly assigned to GEO Labs, Inc., or to GAP Technologies, Inc., and which he wishes to exclude from this Agreement.

          d. Executive acknowledges that all Creative Works (as defined below) that are covered by the definition of a "work made for hire" under 17 U.S.C.ss.101 of the U.S. Copyright Act of 1976 (the "Copyright Act") will be considered a "work made for hire", and Company will be regarded as the author and owner of all copyrights in any such works. As to any Creative Works that are not "work made for hire" under the Copyright Act, such that Executive is regarded as the copyright author and owner, Executive hereby assigns and agrees to assign to Company all of his right, title and interest in any such Creative Works Executive authors, either solely or jointly with others, at any time during Executive's employment or within one year after termination thereof, either relating to the existing or planned business, products, processes, or procedures of Company, or any parent or subsidiary of Company, or suggested by or resulting from Executive's work at Company, or resulting wholly or in part from the use of Company's time, material, facilities or ideas, that Executive has made or conceived or may make or conceive, whether or not during working hours or with Company's resources. Executive agrees that all such Creative Works shall be the exclusive property of Company. As used herein, "Creative Works" shall mean any and all original works of authorship fixed in any tangible medium of expression, including but not limited to writings, compilations of data, charts, forms, drawings, software, videos, photographs, music, designs and mask works, and further including but not limited to any other subject matter for which copyright or mask work protection would apply, specifically including original or revised designs, computer software, advertising and marketing materials, instructional and
     procedural   manuals,   and  related  documents  and  copies  thereof.

     6. Noncompete.

          a. In light of the special and unique services that have been and will be furnished to Company by Executive and the Confidential Information that has been and will be disclosed to him during his employment, Executive agrees that during the Noncompetition Period (as defined), he will not, without the written consent of Company, directly or indirectly, whether as principal, agent, officer, director, consultant, employee, partner, stockholder or owner of or in any capacity with any corporation, partnership, business, firm, individual company or any entity located anywhere in the world engage in, or assist another to engage in, any work or activity in any way competitive with the Business of Company (as hereinafter defined). However, nothing herein shall prevent Executive from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Executive has no relationship other than as a shareholder. In addition, during the Noncompetition Period, Executive will not, directly or indirectly, (i) induce or attempt to induce any officer or employee of Company or its subsidiaries (other than Pam Plesko) to leave the employ of Company or its subsidiaries, or in any way interfere with the relationship between Company or its subsidiaries and any officer, employee, director or shareholder thereof; (ii) hire directly or through another entity any person who is an employee of Company or its subsidiaries on the date of termination of

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     employment of Executive; or (iii) induce or attempt to induce any customer, dealer, supplier or licensee to cease doing business with Company or its subsidiaries, or in any way interfere with, or induce or attempt to induce any change in, the relationship between any such customer, dealer, supplier or licensee and Company or its subsidiaries.

          b. Executive specifically agrees that because of his special expertise and the special and unique services that he will be furnishing Company, and because of the Confidential Information that has been acquired by him or that will be disclosed to him during his employment with Company, the above-stated geographic areas and the Noncompetition Period, in and during which he will not compete with Company, are reasonable in scope and duration and are necessary to afford Company just and adequate protection against the irreparable damage which would result to Company from any activities prohibited by this Section.

          c. For purposes of this Agreement, the "Business of Company" is the development, manufacturing and marketing of technologies, products (including such products as radio frequency and batch portable data collection terminals, handheld or fixed or miniature bar code laser, CCD or image scanners or engines, RFID readers, other laser scanners, self-checkout systems, verification products, electronic shelf labeling products) and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, applications, systems and technologies relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data, electronic interchange of bar coded or related data. The Business of Company shall also include any business in which Company or any of its subsidiaries is actually engaged or as to which it is doing research and development during Executive's employment with Company.

          d. For purposes of this Agreement, the "Noncompetition Period" shall begin on the date of this Agreement and continue so long as Executive receives any compensation of any kind pursuant to this Agreement and for a period of 24 months thereafter provided, that any compensation received under the Stock Option Plan described at Section 3.f. and any deferral of compensation pursuant to Section 3.j. shall not extend the Noncompetition Period otherwise applicable.

     7. Remedies.

          a. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4, 5 or 6 Company shall have the following rights and remedies: (i) the right and remedy to have the provisions of Sections 4, 5 or 6 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Company or its subsidiaries and that money damages will not provide an adequate remedy to Company or its subsidiaries; (ii) the right and remedy to require Executive to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively referred to as the "Benefits") derived or received thereby as the result of any

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     transactions  constituting a breach of any of the provisions of Sections 4,
     5 or 6, Executive hereby agreeing to account for and pay over the Benefits to Company; and (iii) the right and remedy to withhold payment of compensation or other benefits otherwise payable to Executive hereunder or otherwise, and such withheld amount may be a portion or all of the payable compensation or benefits, at the discretion of the Board. Each of the foregoing rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under law or in equity.

          b. If any covenant contained in Sections 4, 5 or 6 or any part thereof, is hereafter construed to be invalid or unenforceable, except as provided in Section 7.c., the same shall be given full effect, without regard to the invalid portions.

          c. If any covenant contained in Sections 4, 5 or 6 or any part thereof, is held to be unenforceable because of the duration of such covenant or the area covered thereby, the parties agree and intend that the court making such determination should reduce the duration and/or area of such covenant to the extent reasonably necessary for the protection of Company and, in its reduced form, the covenant shall then be strictly enforceable.

          d. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4, 5 or 6 upon the courts of any state or foreign jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company's right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants, as to breaches of such covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

          e. If any action, suit or other proceedings in law or in equity is brought to enforce the covenants contained in Sections 4, 5 or 6 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor, all expenses (including attorneys' fees) in such action, suit or other proceeding shall (on demand) be paid by the prevailing party in such suit, action or other proceeding.

     8. Termination.

          a. In the event of the termination of employment of Executive by Company prior to the expiration of the Term for any reason other than Good Cause (as hereinafter defined), death, disability, or a Change in Control (as hereinafter defined), Company will continue to pay Executive for the applicable Severance Period as specified in this Section an amount equal to Executive's base salary at the annual rate then in effect. Such amount shall be payable biweekly. In addition, Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for the applicable Severance Period. In the event of termination pursuant to this Section prior to the expiration of the initial three-year Term, the Severance Period shall be equal to the then remaining portion of the three-year Term. In the event of termination of employment pursuant to this Section after the expiration of the initial three-year Term, the Severance Period shall be a period of one
     (1) year. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

          b. In the event of the termination of employment of Executive within the two (2) year period following a Change in Control (as hereinafter defined) of Company, and such termination is: (i) by Company for any reason other than Good Cause (as hereinafter defined), death or disability, or
     (ii) by Executive for "Good Reason" (as hereinafter defined), Company will pay Executive over a period of three (3) years following such termination an amount equal to the product of (x) Executive's base salary at the annual rate then in effect and (y) the highest annual bonus paid to Executive under Company's current Management Incentive Plan or any successor plan in the three full fiscal years preceding termination multiplied by 2.9. Payments of such amount shall be made biweekly. In addition, Executive will be immediately vested in any retirement, incentive or option plans then in effect and Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of three years. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

          c. Notwithstanding anything in this Section to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under this Section (the "Severance Benefits") shall be limited to the extent necessary to avoid causing any portion of such Severance Benefits, or any other payment in the nature of compensation to Executive, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to Executive and then, if further reductions are necessary, by adjusting other benefits as determined by Company.

          d. A "Change in Control" shall be deemed to have occurred:

               (i) On the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than Company, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 30% or more of the outstanding voting securities of Company; or

               (ii) On the date on which one third or more of the members of the Board of Directors shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after, the 1999 Annual Meeting of Shareholders, any successor of a Current Director who has been appointed or nominated by a majority of the Current Directors then on the Board, and any other person who has been appointed or nominated by a majority of the Current Directors then on the Board); or

               (iii) On the date of approval of (x) the merger or consolidation of Company with another corporation where the shareholders of Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) the sale or other disposition of all or substantially all of the assets of Company.

          e. Company shall have the right to terminate the services of Executive at any time without further liability or obligations to Executive for any of the following reasons, each constituting "Good Cause" hereunder: (i) Executive has failed or refused to perform such services as may reasonably be delegated or assigned to Executive, consistent with Executive's position, by the Chief Executive Officer or by the Board of Directors; (ii) Executive has been grossly negligent in connection with the performance of Executive's duties; (iii) Executive has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects Executive's ability to perform Executive's duties for Company or may materially adversely affect Company;
     (iv) Executive has violated a law material to the Business of Company or has caused Company or any of its subsidiaries to violate such a law; or (v) Executive has been convicted of a felony. Termination of the services of Executive for Good Cause shall not be effective unless and until acted upon by the Board of Directors and unless and until written notice shall have been given to Executive which notice shall include identification with specificity of each and every factual basis or incident upon which the termination is based.

          f. For purposes of this Agreement, Good Reason shall mean the occurrence or existence of any of the following with respect to Executive:
     (i) Executive's annual rate of salary is reduced from the annual rate then currently in effect or Executive's other employee benefits are in the aggregate materially reduced from those then currently in effect (unless such reduction of salary or employee benefits applies to executives or employees of Company generally); or (ii) Executive is required, in order to fulfill his employment obligations hereunder, to relocate his residence; or
     (iii) Executive is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by Executive. Before Executive may terminate his employment for Good Reason, Executive must notify Company in writing of his intention to terminate and Company shall have 20 days after receiving such written notice to remedy the situation, if possible.

          g. The  election  by either  party not to extend the Term  pursuant to
     Section 2 hereof shall not constitute a termination of Executive pursuant to this Agreement or for any other reason.

          h. Executive shall not be entitled to receive any benefits pursuant to this Agreement following termination or nonrenewal of the Agreement unless and until Executive executes and delivers to Company a release in form and substance satisfactory to Company releasing Company, its subsidiaries and its directors, officers and employees, from any and all claims arising out of or relating to Executive's employment with Company, the termination of such employment or the decision by Company not to extend the Term of this Agreement.

     9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be
(a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by private mail or courier service. The respective addresses to be used for all such notices and other communications are as follows:

         If to Executive:

         George A. Plesko
         380 Steeplechase Drive
         Media, PA 19063

         With a copy to:

         Reed Smith Shaw & McClay LLP
         2500 One Liberty Place
         1650 Market Street
         Philadelphia, Pennsylvania 19103-7301
         Attention:  Peter J. Tucci

         If to Company:

         PSC Inc.
         675 Basket Road
         Webster, NY  14580
         Attention:  Elizabeth J. McDonald, Esq.

         With a copy to:

         Foley & Lardner
         Firstar Center
         777 East Wisconsin Avenue
         Milwaukee, Wisconsin 53202-5367
         Attention:  Timothy J. Sheehan

If personally delivered, such communications shall be deemed delivered upon receipt; if sent by courier pursuant to this section, such communication shall be deemed delivered upon receipt. Any party to this Agreement may change its address for purposes of this Agreement by giving notice thereof in accordance with this section.

     10. Miscellaneous.

          a. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          b. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Option Agreement between Company and Executive.

          c. This Agreement shall not be assigned by Executive without the written consent of Company, and any attempted assignment without such written consent shall be null and void and without legal effect. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns and Executive and his heirs, executors, administrators and legal representatives.

          d. Executive shall be liable for all taxes levied against Executive relating to amounts paid to Executive by Company, and amounts paid by Company will be net of all applicable FICA and income tax withholding, if any.

          e. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereto consent to the jurisdiction of any federal or state court situated in Monroe County, New York, and waive any objection based on lack of personal jurisdiction, improper venue or forum non-conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement.

          f. Executive acknowledges and agrees that the recitals set forth at the beginning of this Agreement are true and correct and constitute a part of this Agreement.

          g. If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any legal and enforceable provisions hereof, unless such illegality or unenforceability shall destroy the underlying business purpose of this Agreement.

     11.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original but all of such together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    /s/ George A. Plesko
                                    --------------------------------------------
                                    George A. Plesko


                                    PSC INC.


                                    By: /s/ William J. Woodard
                                       -----------------------------------------
                                    Its: Vice President--Chief Financial Officer
                                       -----------------------------------------



                                                               EXHIBIT A

                                      ANNUAL TARGETS, ACHIEVED PERCENTAGE, EARNED COMMISSION RATE


    Annual      Achieved Percentage     100% or more of     85% of Target     70% of Target    55% of Target     Below 55% of
                                            Target                                                                  Target
-------------------------------------------------------------------------------------------------------------------------------
    Target     Earned Commission Rate        4.50%              3.75%             3.00%            2.25%               0%
===============================================================================================================================
2000 @ $ 5M=                              $  225K            $  159K           $  105K            $ 62K                $0
2001 @ $10M=                              $  450K            $  319K           $  210K            $124K                $0
2002 @ $15M=                              $  675K            $  478K           $  315K            $186K                $0
2003 @ $20M=                              $  900K            $  638K           $  420K            $248K                $0
2004 @ $25M=                              $1.125M            $  797K           $  525K            $309K                $0

                             Total        $3.375M            $2.391M           $1.575M            $929K                $0


                                    EXHIBIT B

                                GAP/GEO PRODUCTS

All versions of products that are being sold by GAP, as of the effective date of this Employment Agreement, and any similar or repackaged versions of such current GAP products, as follows:

          a)   Laser  scanning  pens and  wands
          b)   Nanoscanners
          c) Fixed beam scanners such as those shipped to ISI or prototyped for ATL
          d)   SQ engines
          e)   Fixed-mount FM series scanners
          f) Tetherless laser scanning pens or wands (excluding the value of any radio components)

Products covered by claims contained in GEO's issued patent portfolio as of December 17, 1999, all as described in the GEO Asset Purchase Agreement (collectively, the "GEO Patents"), provided that no commission shall be owed or paid on any PSC products existing on the Closing Date, any PSC product design existing on the Closing Date, and/or any new, enhanced, or repackaged versions of such products having similar design.

New  scan  engine  products  which   incorporate  an  articulated  scan  element
("flipper") of the type generally shown in figures 1-8, 10-12, and 16-19 of U.S. Patent Application, Serial No. 09/286,577.

The following new GAP products specifically described by George Plesko prior to the date hereof:

          a)   Ultrapen  with  USB  interface
          b)   Any card scanner or module incorporating SQ or flipper technology
          c)   3 volt ultra pen

                                    EXHIBIT C

                    BI-DIRECTIONAL NON-DISCLOSURE AGREEMENTS

1. Bi-Directional Non-Disclosure Agreement dated June 23, 1997 by and between GAP Technologies, Inc. and ITS

2. Bi-Directional Non-Disclosure Agreement dated March 20, 1997 by and between GAP Technologies, Inc. and Datavision, Inc.

3. Bi-Directional Non-Disclosure Agreement dated February 5, 1997 by and between GAP Technologies, Inc. and Telxon Corporation

4. Bi-Directional Non-Disclosure Agreement dated January 4, 1999 by and between GAP Technologies, Inc. and Casio Manufacturing Corporation

5. Mutual Confidentiality Agreement dated January 6, 1999 by and between GAP Technologies, Inc. and Symbol Technologies, Inc.

6. Confidentiality and Non-Disclosure Agreement dated February 16, 1999 by and between GAP Technologies, Inc. and Internet Cargo Services, Inc.

7. Bi-Directional Non-Disclosure Agreement dated June 11, 1998 by and between GAP Technologies, Inc. and Microvision, Inc.

8. Bi-Directional Non-Disclosure Agreement dated March 9, 1999 by and between GAP Technologies, Inc. and JTEL CO. LTD.

9. Bi-Directional Non-Disclosure Agreement dated June 29, 1999 by and between GAP Technologies, Inc. and Metrologic Instruments, Inc.

10. Bi-Directional Non-Disclosure Agreement dated July 14, 1999 by and between GAP Technologies, Inc. and Intermec Technologies Corporation

11. Agreement dated March 24, 1997 by and between GAP Technologies, Inc. and William Svedas

12. Associates Agreement on Inventions and Confidential Information dated March 24, 1997 by and between GAP Technologies, Inc. and Edward Casacia

                                    EXHIBIT D

                              RETAINED TRADE RIGHTS


                                      None